Mr. Steven B. Tanger Tanger Factory Outlet Centers, Inc. Re: Amended and Restated Employment Agreement of April 28, 2020 Dear Steve: This letter is to confirm the conversation that took place on August 1, 2023 between you, myself and Dave Henry, and to set forth and clarify our understandings and agreements regarding your retirement from the Company following the end of this year under the terms of your Employment Agreement. First, I want to thank you for your many years of service and contributions to Tanger Factory Outlets. Your vision, leadership and passion, coupled with your experience, talents and judgment have been invaluable. Upon your retirement on January 1, 2024, we have agreed that you will become the Non-Executive Chair of the Board for the remainder of your current term. We have also agreed that the Board will nominate you for re-election as a member of the Board at the 2024 Annual Meeting of Shareholders for a one-year term (expiring at the 2025 Annual Meeting of Shareholders). If re-elected, you will serve as Non-Executive Chair for such term. However, the Board will not be obligated to nominate you for re-election or to appoint you as Non-Executive Chair if it determines, in the exercise of its fiduciary duties, that such action is not appropriate or advisable. During your service as a non-employee director, you will be entitled to receive compensation in accordance with then-current Company policies (including, for service in such capacity, the Non-Executive Chair fee of $50,000 (annualized)). In connection with the potential for continued Board service, you have agreed to forego any consulting agreement and related compensation contemplated by the Employment Agreement. Please note that as a non-employee director, your travel arrangements and expenses (and any other requested reimbursements for expenses) will be handled in strict accordance with then-current Company policies and consistent with those of other non-employee directors. As you know, in connection with your retirement, you are entitled to certain benefits and subject to certain obligations as set forth in your Employment Agreement. Except as set forth above, this letter does not affect any of those benefits or obligations. Please be sure to review the Employment Agreement and to take note of some of the steps you will need to take upon your retirement in order to avail yourself of all the benefits under the Employment Agreement. Your outstanding equity-based awards will vest in accordance with the terms of your Employment Agreement. A schedule summarizing your outstanding equity-based awards and the applicable vesting date based on a retirement date of January 1, 2024 is attached hereto. You will receive Exhibit 10.3

Steven B. Tanger Page 2 COBRA continuation coverage (for you and your dependents), or, if you are not eligible for COBRA continuation coverage, an amount up to $2,500 per month for health care insurance coverage, for 18 months in accordance with Section 8(d) of the Employment Agreement. Also, we will maintain the term life insurance policy on you until June 24, 2024; if you want the Company to assign that policy to you in accordance with Section 8(e) of the Employment Agreement, you will need to take timely action. Finally, your receipt of certain benefits related to your retirement pursuant to Section 8(d) of the Employment Agreement (other than “Accrued Compensation”) is subject to your execution, return and non-revocation of a release in accordance with the terms of the Employment Agreement. Again, you should review the Employment Agreement to take note of your ongoing obligations, such as the restrictive covenants set forth in Section 4. If you agree that this letter accurately reflects our understandings with respect to your retirement under the Employment Agreement, please sign the letter below and return it to me at your earliest opportunity. Most sincerely, /s/ Bridget Ryan Berman Bridget Ryan Berman Lead Independent Director of the Board of Directors *** I have read and understand the provisions of this letter and I hereby acknowledge and agree to the terms hereof. Signature: /s/ Steven B. Tanger Steven B. Tanger Date: September 28, 2023 Exhibit 10.3

Steven B. Tanger Page 3 VESTING SCHEDULE Exhibit 10.3